UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2012

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11455 El Camino Real, Suite 310 San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 997-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 25, 2012 Adamis Pharmaceuticals Corporation (the “Company”) entered into a zero coupon secured promissory note (the “Note”) with The G-Max Trust (“G-Max”), evidencing a loan from G-Max to the Company (the “Loan”). We received gross proceeds of approximately $499,000. As has been previously reported, G-Max is a previous investor in the Company and holds shares of common stock and a convertible note.

The Note has a stated maturity date of six months after the date of the Note, April 25, 2013. At maturity, we agreed to repay G-Max the sum of $588,000. The Note does not have a stated interest rate so long as we repay the principal balance by the maturity date and there is no other event of default. The Note is also due and payable if we complete a financing transaction or series of transactions after the date of the Note that result in proceeds to the Company of $2,000,000 or more.

As additional consideration for the Loan, we issue to G-Max 176,400 shares of our common stock. Pursuant to the terms of a security agreement and a stock escrow agreement, we issued 700,000 shares of our common stock as collateral for the timely repayment of the Note, to be held by a third party escrow agent pursuant to the terms of the escrow agreement. If the Loan is repaid, then the collateral shares will be returned to the Company and cancelled.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: October 29, 2012	By:	/s/ Robert O. Hopkins
Name: Robert O. Hopkins
Title: Chief Financial Officer